STOCK PURCHASE AGREEMENT

BY AND AMONG

MMI PRODUCTS, INC.
("Purchaser"),

STRUCTURAL REINFORCEMENT PRODUCTS, INC.
(the "Company")

AND

QUILNI B.V.
("Seller")

Dated December 27, 2002

ARTICLE I DEFINITIONS 1

1.1 Definitions 1

1.2 Interpretation 7

ARTICLE II SALE AND PURCHASE OF SHARES 8

2.1 Sale and Purchase 8

2.2 Payment of Purchase Price 8

2.3 Indebtedness 9

2.4 Closing Date Balance Sheet 9

2.5 Earnout 10

2.6 Assignment of Certain Accounts Receivable 11

2.7 Withholding of Tax 12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER 12

3.1 Due Incorporation; Subsidiaries 12

3.2 Due Authorization 12

3.3 Consents and Approvals; Authority Relative to this Agreement 13

3.4 Capitalization; Liens 14

3.5 Financial Statements; Undisclosed Liabilities 14

3.6 No Adverse Effects or Changes 15

3.7 Title to Properties 16

3.8 Condition and Sufficiency of Assets 16

3.9 Real Property 17

3.10 Personal Property 17

3.11 Computer System 18

3.12 Inventories 18

3.13 Accounts Receivable and Advances 18

3.14 Intellectual Property 18

3.15 Contracts 19

3.16 Permits 20

3.17 Insurance 21

3.18 Employee Benefit Plans and Employment Agreements 21

3.19 Employment and Labor Matters 23

3.20 Capital Improvements 24

3.21 Taxes 24

3.22 No Defaults or Violations 26

3.23 Environmental Matters 26

3.24 Litigation 27

3.25 No Conflict of Interest 28

3.26 Bank Accounts 28

3.27 Customers and Suppliers 28

3.28 Improper and Other Payments 28

3.29 Brokers 29

3.30 Accuracy of Statements 29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER 29

4.1 Due Incorporation 29

4.2 Due Authorization 29

4.3 Consents and Approvals; Authority Relative to this Agreement 30

4.4 Litigation 30

4.5 Brokers 30

ARTICLE V COVENANTS 30

5.1 Implementing Agreement 30

5.2 Access to Information and Facilities 31

5.3 Preservation of Business 31

5.4 Consents and Approvals 33

5.5 Maintenance of Insurance 33

5.6 Resignation of Officers and Directors 34

5.7 Supplemental Information 34

5.8 Confidentiality 34

5.9 Exclusivity 34

5.10 Use of Name 34

5.11 Interim Financial Statements 34

5.12 Termination of Certain Agreements 35

5.13 Tax Matters/Financial Information 35

5.14 NOLs 35

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER 36

6.1 Warranties True as of Both Present Date and Closing Date 36

6.2 Compliance with Agreements and Covenants 36

6.3 Certificate of Compliance 36

6.4 Consents and Approvals 36

6.5 No Material Adverse Change 36

6.6 Actions or Proceedings 36

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER 37

7.1 Warranties True as of Both Present Date and Closing Date 37

7.2 Compliance with Agreements and Covenants 37

7.3 Certificate of Compliance 37

7.4 Consents and Approvals 37

7.5 Actions or Proceedings 37

ARTICLE VIII CLOSING 37

8.1 Closing 37

8.2 Deliveries by Seller 37

8.3 Deliveries by Purchaser 38

ARTICLE IX TERMINATION 39

9.1 Termination 39

9.2 Effect of Termination 39

ARTICLE X INDEMNIFICATION 40

10.1 Survival 40

10.2 Indemnification by Seller 40

10.3 Indemnification by Purchaser 40

10.4 Claims 41

10.5 Notice of Third Party Claims; Assumption of Defense 41

10.6 Settlement or Compromise 42

10.7 Failure of Indemnifying Person to Act 42

10.8 Purchase Price Adjustments 42

ARTICLE XI NON-COMPETITION 42

11.1 Non-Competition Agreement 42

11.2 Severability 43

11.3 No Limitation of Other Provisions 43

ARTICLE XII MISCELLANEOUS 43

12.1 Expenses 43

12.2 Amendment 43

12.3 Notices 43

12.4 Effect of Investigation 45

12.5 Payments in Dollars 45

12.6 Waivers 45

12.7 Counterparts 45

12.8 Assignment 45

12.9 No Third Party Beneficiaries 45

12.10 Publicity 45

12.11 Further Assurances 46

12.12 Severability 46

12.13 Specific Performance 46

12.14 Remedies Cumulative 46

12.15 Entire Understanding 46

12.16 Applicable Law 46

12.17 Jurisdiction of Disputes; Waiver of Jury Trial 47

EXHIBITS

Exhibit A Form of Opinion of Seller's Counsel

SCHEDULES

Definitions

1.1A Financial Statements

1.1B Related Agreements

Representations and Warranties of Sellers and the Company
3.1 Subsidiaries
3.3 Consents and Approvals
3.4 Capitalization; Liens
3.5 Undisclosed Liabilities
3.6 No Adverse Effects or Changes
3.7 Title to Properties
3.8 Condition and Sufficiency of Assets
3.9 Real Property
3.10 Personal Property
3.11 Computer System
3.12 Inventories
3.13 Accounts Receivable and Advances
3.14 Intellectual Property
3.15 Contracts
3.16 Permits
3.17 Insurance
3.18 Employee Benefit Plans and Employment Agreements
3.19 Employment and Labor Matters
3.20 Capital Improvements
3.21 Taxes
3.22 No Defaults or Violations
3.23 Environmental Matters
3.24 Litigation
3.25 No Conflict of Interest
3.26 Bank Accounts
3.27 Customers and Suppliers
3.28 Improper and Other Payments

Representations and Warranties of Purchaser
4.3 Consents and Approvals

Covenants
5.3 Preservation of Business
5.12 Termination of Certain Agreements

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made this 27th day of December, 2002, by and among MMI PRODUCTS, INC., a Delaware corporation ("Purchaser"), STRUCTURAL REINFORCEMENT PRODUCTS, INC., a Delaware corporation (the "Company") and QUILNI BV, a Dutch corporation ("Seller"). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, Purchaser wishes to purchase from Seller and Seller wishes to sell to Purchaser all of the Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

  DEFINITIONS

    Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

    "Accounting Firm" shall have the meaning set forth in Section 2.4(c).

    "Accounts Receivable" shall mean all accounts receivable, trade receivables, notes receivable and other receivables resulting from goods sold or services provided by the Company and shall include, as of the date hereof, all receivables listed on Schedule 3.13 and, as of the Closing Date, all receivables recorded on the Closing Date Balance Sheet.

    "Adjusted Closing Date Balance Sheet" shall have the meaning set forth in Section 2.4(b).

    "Advances" shall have the meaning set forth in Section 3.13.

    "Affiliate" shall mean, with respect to any specified Person, (1) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (2) any other Person which is a director, officer or partner, or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, of the specified Person or a Person described in clause (1) of this paragraph, (3) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (4) another Person in which the specified Person has a substantial beneficial interest or as to which the specified Person serves as trustee or in a similar capacity or (5) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse or any spouse of any such relative; provided, that at any time after the Closing Date, the Company on the one hand and Seller and its Affiliates shall not be deemed to be Affiliates of each other.

    "Agreement" shall mean this Stock Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

    "Arrangements" shall have the meaning set forth in Section 3.18(a).

    "Base Amount" shall have the meaning set forth in Section 2.5(a).

    "Benefit Plans" shall have the meaning set forth in Section 3.18(b).

    "Business Day" shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Texas or Pennsylvania generally are closed for business.

    "Closing" shall mean the consummation of the transactions contemplated herein in accordance with Article VIII.

    "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 8.1.

    "Closing Date Balance Sheet" shall have the meaning set forth in Section 2.4(c).

    "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

    "Competing Person" shall have the meaning set forth in Section 11.1(a).

    "Computer System" shall have the meaning set forth in Section 3.11.

    "Contract" shall mean any contract, lease, sales order, purchase order, agreement, warranty, indenture, mortgage, note, bond, right, warrant or instrument, whether written or verbal.

    "Dollars" or numbers preceded by the symbol "$" shall mean amounts in United States Dollars.

    "Earnout Amount" shall have the meaning set forth in Section 2.5(a).

    "EBIT" shall have the meaning set forth in Section 2.5(a).

    "Employment Agreements" shall have the meaning set forth in Section 3.18(a).

    "Environmental Law" shall mean any Law that imposes liability or standards of conduct concerning, or otherwise relates to, protection of the environment or human health, including any Law relating to (i) emissions, discharges, releases or threatened releases into the environment, (ii) treatment, storage, or disposal of any waste, (iii) prevention, investigation, removal or remediation of contamination, and (iv) generation, management, or handling of any noise, odor, energy, matter or pathogen that may present substantial danger to public health or the environment. Without limiting the generality of the foregoing, "Environmental Laws" shall include the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Federal Water Pollution Control Act Amendments, as amended, the Clean Air Act as amended, any so-called "Superfund" or "Superlien" Law (including those already referenced in this definition) and any other Law having a similar subject matter.

    "Environmental Permit" shall mean any Permit required by or pursuant to any applicable Environmental Law.

    "Environmental Warranty" shall mean a representation or warranty in Section 3.23.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" shall mean, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of sections 414 of the Code.

    "Extinguished Debt" shall have the meaning set forth in Section 2.3(a).

    "Extinguished Debt Certificate" shall have the meaning set forth in Section 2.3(a).

    "Final Working Capital Surplus" shall have the meaning set forth in Section 2.2(c).

    "Financial Statements" shall mean all of the following:

      the audited financial statements of the Company as of December 31, 2001 (including all notes thereto), which are included in Schedule 1.1A, consisting of the balance sheet at such date and the related statements of earnings and retained earnings and cash flows for the fiscal year then ended; and
      the most recent unaudited financial statements of the Company that are included in Schedule 1.1A, consisting of the balance sheet at the last date of, and the related statements of earnings and retained earnings for, the period then ended.

    In addition, after the date of this Agreement, the term "Financial Statements" shall include any and all Interim Financial Statements then in existence.

    "GAAP" shall mean U.S. generally accepted accounting principles at the time in effect.

    "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entity established to perform such functions.

    "Hazardous Substance" shall mean any material, substance, pathogen or form of energy which (i) constitutes a "hazardous substance," "hazardous waste," "hazardous chemical," "hazardous material," "toxic substance," "pollutant" or "contaminant" (as such terms are defined by or pursuant to any Environmental Law) or (ii) is regulated or controlled by, or that could give rise to any liability under, any Environmental Law. Without limiting the generality of the foregoing, Hazardous Substance shall include any substance that contains petroleum, asbestos, or polychlorinated biphenyl or that is flammable, explosive or radioactive.

    "Indebtedness" with respect to any Person means any obligation of such Person for borrowed money whether or not reflected on the face of the balance sheet contained in the Financial Statements, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or services or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in the ordinary course of business, (ii) the face amount of all letters of credit issued for the account of such Person, (iii) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (iv) capitalized lease obligations, (v) all guarantees of such Person, (vi) all accrued interest, fees and charges in respect of any amount described in this definition, and (vii) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts.

    "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article X.

    "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article X.

    "Intellectual Property" shall mean all United States and foreign patents (including continuations, continuations-in-part, reissues and re-examinations thereof) and patent applications; registered and unregistered trade names, trademarks, service names and service marks (and applications for registration of the same) and all goodwill associated therewith; copyrights and copyright registrations (and applications for the same); trade secrets; computer data (including formulations and analyses), computer programs and software (in source code and object code form) and firmware and all related programming, user and systems documentation; inventions, processes and designs (whether or not patentable or reduced to practice); know-how and formulae; and all other intellectual property rights and assets.

    "Interim Financial Statements" shall have the meaning set forth in Section 5.11.

    "IRS" shall mean the United States Internal Revenue Service.

    "Latest Balance Sheet" shall mean the unaudited balance sheet of the Company dated as of November 30, 2002 set forth in Schedule 1.1A.

    "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, common law decision, common law decision, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

    "Lender Pay-Off Letters" shall have the meaning set forth in Section 2.3(a).

    "Licensed Intellectual Property" shall have the meaning set forth in Section 3.14.

    "Lien" shall mean any lien (except for any lien for Taxes not yet due and payable), mortgage, charge, restriction, pledge, security interest, option, lease, sublease or right of any third party.

    "Loss" or "Losses" shall mean any and all losses, liabilities, costs, claims, damages, penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

    "Major Customer" shall have the meaning set forth in Section 3.27(a).

    "Major Supplier" shall have the meaning set forth in Section 3.27(a).

    "Material Adverse Change" shall mean a change (or circumstance involving a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company which is materially adverse.

    "Material Adverse Effect" shall mean an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company which is materially adverse.

    "Non-Competition Period" shall have the meaning set forth in Section 11.1.

    "Owned Intellectual Property" shall have the meaning set forth in Section 3.14.

    "Period" shall have the meaning set forth in Section 2.5(a).

    "Permit" shall mean any permit, license, approval, consent or other authorization required or granted by any Governmental Authority.

    "Permitted Liens" shall mean those Liens set forth in Schedule 3.7 and designated as "Permitted Liens."

    "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

    "Plans" shall have the meaning set forth in Section 3.18(a).

    "Pre-Closing Tax Period" means any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

    "Preliminary Closing Date Balance Sheet" shall have the meaning set forth in Section 2.4(a).

    "Preliminary Working Capital Surplus" shall have the meaning set forth in Section 2.2(b).

    "Purchase Price" shall have the meaning set forth in Section 2.2.

    "Purchaser Indemnified Parties" shall mean Purchaser and each of its Affiliates (including, after the Closing, the Company), and their respective officers, directors, employees, agents and representatives; provided, that in no event shall Seller be deemed a Purchaser Indemnified Party.

    "Real Property" shall mean the parcels of land set forth on Schedule 3.9 together with all privileges and easements appurtenant thereto, and any and all buildings, plants, facilities, installations, fixtures and other structures and improvements situated or located on such land or attached thereto.

    "Related Agreement" shall mean any Contract that is or is to be entered into at the Closing or otherwise pursuant to this Agreement. The Related Agreements executed by a specified Person shall be referred to as "such Person's Related Agreements," "its Related Agreements" or another similar expression. A list of Related Agreements is attached as Schedule 1.1 B.

    "Retained Indebtedness" shall mean any Indebtedness of the Company that Purchaser notifies Seller in writing on or before the Closing Date that it wishes to have the Company retain after the Closing Date.

    "Seller Indemnified Parties" shall mean Seller and its Affiliates, and their respective officers, directors, employees, agents and representatives; provided, that in no event shall the Company be deemed a Seller Indemnified Party.

    "Schlatter" shall mean Schlatter Holding AG, a Swiss Corporation.

    "Shares" shall mean, collectively, the 3,000 shares of Common Stock, $15.00 par value per share, of the Company held of record by Seller.

    "Stated Percentage" shall have the meaning set forth in Section 2.5(a).

    "Subsidiaries" shall mean any Affiliate of the Company controlled directly or indirectly through one or more intermediaries.

    "Taxes" shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

    "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority or any other person in connection with any Taxes.

    "Tax Statute of Limitations Date" shall mean the close of business on the forty-fifth (45th) day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

    "Tax Warranty" shall mean a representation or warranty in Section 3.18 or 3.21.

    "Title and Authorization Warranty" shall mean a representation or warranty in Section 3.1, 3.2, 3.3, 3.4, 3.7, 4.1, 4.2 or 4.3.

    "Working Capital" means cash and cash equivalents plus Accounts Receivable plus inventories plus prepaid expenses less accounts payable and non-Seller related accrued liabilities of the Company, determined on a consolidated basis in accordance with GAAP. Current deferred income Taxes of the Company will be disregarded in determining Working Capital.

    "Working Capital Deficiency" shall mean the amount (if any) by which the Company's Working Capital immediately prior to the Closing is less than Three Million Seven Hundred Six Thousand Dollars ($3,706,000). If such amount is not less than Three Million Seven Hundred Six Thousand Dollars ($3,706,000), the Working Capital Deficiency shall be deemed to be zero.

    "Working Capital Surplus" shall mean the amount (if any) by which the Company's Working Capital immediately prior to the Closing is greater than Three Million Seven Hundred Six Thousand Dollars ($3,706,000). If such amount is not greater than Three Million Seven Hundred Six Thousand Dollars ($3,706,000), the Working Capital Surplus shall be deemed to be zero.

    Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, Subsections or Schedules shall refer to those portions of this Agreement. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

  SALE AND PURCHASE OF SHARES

    Sale and Purchase. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell to Purchaser all of the Shares free and clear of all Liens, and Purchaser shall purchase all of the Shares.
    Payment of Purchase Price. The total consideration for the Shares and the non-competition agreements contained in Article XI shall consist of the following payments as adjusted pursuant to Sections 2.4 and 2.5 (collectively, the "Purchase Price"):
      On the Closing Date, Purchaser shall pay to Seller Twenty Three Million Dollars ($23,000,000) less the amount of the Retained Indebtedness.
      On the forty-fifth day (45th) day after the Closing Date, if there is a Working Capital Surplus reflected on the Preliminary Closing Date Balance Sheet (the "Preliminary Working Capital Surplus"), Purchaser shall pay to Seller the amount of such surplus.
      On the date later of (i) the first anniversary of the Closing Date and (ii) the third Business Day after the Closing Date Balance Date Sheet becomes final and binding in accordance with Section 2.4, (x) if there is a Working Capital Surplus reflected on the Closing Date Balance Sheet (the "Final Working Capital Surplus") that is greater than the Preliminary Working Capital Surplus, Purchaser shall pay to Seller the amount of such excess surplus; (y) if there is a Final Working Capital Surplus that is less than the Preliminary Working Capital Surplus and/or there is a Working Capital Deficiency, Seller shall pay to Purchaser the aggregate amount of such deficiency.
      In addition, Purchaser shall pay to Seller $900,000 on each of the first, second and third anniversary dates of the Closing Date, $800,000 on the fourth anniversary date of the Closing Date and $750,000 on the fifth anniversary date of the Closing Date. The payments under this Section 2.2(d) shall total $4,250,000.
      Within sixty (60) days of the end of each calendar year from and including 2003 through and including 2010, Purchaser shall pay Seller Ten Thousand Dollars ($10,000.00) for each 100 tons of aggregate production of welded wire mesh that is not "building mesh" (as defined by the Wire Reinforcement Institute) from the 303, 201 and 215 machines currently owned by the Company in excess of an aggregate of 42,000 tons only if the aggregate of such production exceeds 42,500 tons for such calendar year. In the event that Purchaser removes any of the 303, 201 and 215 machines from the Company prior to December 31, 2010, Purchaser and Seller shall make appropriate mutually agreed upon adjustment to the foregoing formula.
      Purchaser shall pay Seller the Earnout Amount as provided in Section 2.5.
      If any payment date falls on a day which is not a Business Day, then payment shall be made on the next succeeding Business Day.
      All payments made hereunder shall be made in accordance with Section 12.5 and to such account or accounts as the receiving party or parties shall designate in writing to the paying party.
    Indebtedness. At the Closing, Seller, on behalf of the Company, shall:
      pay all principal of, premium, if any, expenses and other amounts owing to the holders of Indebtedness of the Company including all deferred financing, pre-payment penalties and other costs associated therewith (if any) and the current portion thereof but excluding any Retained Indebtedness (the "Extinguished Debt"), as all such amounts are set forth in the pay-off and discharge letters by such lenders and delivered to the Company and Purchaser at the Closing (the "Lender Pay-Off Letters"); provided that Purchaser shall pay one half (1/2) of all prepayment penalties or make-whole payments, if any, with respect to the Extinguished Debt. The amounts referred to in this Section 2.3(a) will be set forth in a certificate of the Company's Chief Financial Officer and delivered to Purchaser at the Closing (the "Extinguished Debt Certificate");
      subject to Section 2.3(a), pay transaction fees and expenses incurred or payable by the Company or Seller, in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby in accordance with this Agreement; and
      pay all interest, if any, on amounts owing to the holders of the Extinguished Debt as such interest amount (a) is set forth in the Lender Pay-Off Letters, and (b) is not paid or otherwise satisfied by the Company at the Closing. Seller and Purchaser shall cooperate in all reasonable efforts to reduce or eliminate any prepayment penalties related to the Extinguished Indebtedness.
    Closing Date Balance Sheet.
      Within forty (40) days after the Closing Date, Purchaser shall prepare and deliver to Seller, at Purchaser's expense, an unaudited balance sheet for the Company as of the Closing Date (the "Preliminary Closing Date Balance Sheet"), which shall be prepared by Purchaser in accordance with GAAP on a consistent basis. Promptly upon Seller's request, Purchaser shall make available to Seller copies of the work papers and back-up materials used by Purchaser in preparing the Preliminary Closing Date Balance Sheet and such other documents as Seller may reasonably request in connection with its review of the Preliminary Closing Date Balance Sheet.
      Within ninety (90) days after the first anniversary of the Closing Date, Purchaser shall prepare and deliver to Seller, at Purchaser's expense, an unaudited balance sheet for the Company as of the Closing Date (the "Adjusted Closing Date Balance Sheet"), which shall be prepared by Purchaser in accordance with GAAP on a consistent basis and which shall be adjusted to reflect changes to the elements of Working Capital set forth on the Preliminary Closing Date Balance Sheet that have or have not been converted to cash or been utilized in the operation of the Company's business, as well as elements for which reserves, accruals and/or balances have proven to be inaccurate with hindsight. In particular, the Adjusted Closing Date Balance Sheet shall reflect full reserves for any Accounts Receivable that remain uncollected on the first anniversary of the Closing Date, any inventory owned by the Company on the Closing Date that remains unused or unsold on the first anniversary of the Closing Date and any warranty claims or other liabilities that relate to the pre-Closing period, in each case in excess of the reserves related thereto. Promptly upon Seller's request, Purchaser shall make available to Seller copies of the work papers and back-up materials used by Purchaser in preparing the Adjusted Closing Date Balance Sheet and such other documents as Seller may reasonably request in connection with its review of the Adjusted Closing Date Balance Sheet. Purchaser undertakes to cause the Company to use its commercially reasonable efforts to collect all accounts receivables and to utilize all inventory currently on the books in accordance with the Company's past practices and in the ordinary course of its business.
      Within thirty (30) days after receipt of the Adjusted Closing Date Balance Sheet, Seller shall deliver to Purchaser a written statement describing its objections (if any) to the Adjusted Closing Date Balance Sheet. If Seller does not raise any objections in a written statement within such thirty (30)-day period, the Adjusted Closing Date Balance Sheet shall become final and binding upon all parties. The final and binding Adjusted Closing Date Balance Sheet is referred to as the "Closing Date Balance Sheet". If Seller does raise objections in a written statement within such thirty (30)-day period, and the parties cannot resolve such objections within ten (10) Business Days after the receipt by Purchaser of Seller's written statement of objections, any remaining disputes shall be resolved by PriceWaterhouseCoopers or another nationally recognized independent accounting firm mutually agreeable to Purchaser and Seller (the "Accounting Firm"). The Accounting Firm shall be instructed to resolve such disputes within thirty (30) days after its appointment. The resolution of disputes by the Accounting Firm shall be set forth in writing and shall be conclusive and binding upon all parties and the Adjusted Closing Date Balance Sheet, as modified by such resolution, shall become final and binding upon the date of such resolution. The fees and expenses of the Accounting Firm shall be apportioned by the Accounting Firm based on the degree to which each party's claims were unsuccessful and shall be paid by the parties in accordance with such determination. For example, if pursuant to this Section 2.4(c) Seller submitted an objection affecting the Purchase Price in the amount of $100,000 and prevailed as to $45,000 of the amount, then Seller would bear fifty-five percent (55%) of the fees and expenses of the Accounting Firm.
    Earnout. Within thirty (30) days following completion of the Company's audited financial statements for each of 2004, 2005, 2006, 2007 and 2008 fiscal years (each such year a "Period"), Purchaser shall pay to Seller an amount (the "Earnout Amount"), if any, equal to the Stated Percentage of the excess of EBIT for such Period over the Base Amount for such Period.

    The "Stated Percentage" for each Period shall be as follows:

Fiscal Year	Stated Percentage
2004	30%
2005	35%
2006	40%
2007	40%
2008	40%

    The "Base Amount" for each Period shall be as follows:

Fiscal Year	Base Amount (in millions)
2004	$3.9
2005	4.8
2006	5.175
2007	5.6
2008	5.8

    "EBIT" means, for any Period, the consolidated net income of the Company's Hazleton plant, after restoring thereto amounts deducted in respect of (i) interest, (ii) taxes on income, and (iii) corporate overhead charges, management charges and any other similar payments, if any, to Purchaser or its Affiliates; provided that a proportionate share of the Company's and/or Purchaser's cost of health care coverage, employee benefits, workers' compensation programs and other insurance amounts as the costs of such programs relate to the Hazleton plant and its employees would not be restored, in a manner consistent with the Company's current calculations of operating profit and depreciation (including book values and depreciation methods associated with the fixed assets of the Company on the Closing Date). Compensation and expenses of sales people assigned to sell products manufactured at the Hazleton plant will be reflected in the calculation of EBIT on a pro rata basis. For avoidance of doubt, payments to Seller under this Agreement shall not be treated as a deduction to reach EBIT. In addition, EBIT shall be calculated based on the equipment housed at the Hazleton plant on the Closing Date. In the event that the Company, adds additional equipment at the Hazleton plant after the Closing Date, the calculation of EBIT shall exclude the EBIT associated therewith.

      Each Earnout Amount shall be certified as having been determined in good faith by a financial officer of the Company or Purchaser in accordance with the definition of EBIT above, with supporting calculations and copies of the Company's financial statements (including any audited statements) relating to such period and not previously provided to Seller. Access to the Company's records, to the extent necessary to verify any amounts payable, shall be provided upon Seller's reasonable request. In the event that Seller shall dispute such determination, Seller may, at its own expense, submit the matter to the Accounting Firm or another accounting firm mutually acceptable to Seller and Purchaser, whose determination shall be final and binding, provided, that if the determination by such firm results in an increase in the Earnout Amount over the amount certified by a financial officer of the Company or Purchaser by the greater of (i) $50,000 or (ii) five percent (5%), Purchaser shall be responsible for the fees and expenses of such firm in connection with such matter.
    Assignment of Certain Accounts Receivable. In the event that Purchaser makes any claim pursuant to Section 2.4 for any Accounts Receivable recorded on the Closing Date Balance Sheet that have not been collected within twelve (12) months after the Closing Date, Purchaser shall assign and transfer to Seller or a party designated by Seller, without recourse, such uncollected Accounts Receivable and Seller shall accept such uncollected Accounts Receivable that have been so assigned and transferred. Purchaser shall deliver to Seller any documents reasonably requested by Seller evidencing any Accounts Receivable that are so assigned and transferred.
    Withholding of Tax. Purchaser will be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to Seller such amounts as Purchaser shall determine in good faith it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser, such withheld amounts will be treated for all purposes of this Agreement as having been paid to Seller in respect of whom such deduction and withholding were made by Purchaser. It is the expectation of Seller that no such withholding will be required. In the event that Purchaser is of the preliminary view that any withholding will be required, Purchaser will provide Seller with advance notice of such views, and accord Seller the opportunity to respond.

  REPRESENTATIONS AND WARRANTIES OF SELLER

  Seller represents and warrants to Purchaser, as of the date of this Agreement, as follows:

    Due Incorporation; Subsidiaries. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. The Company is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it or the business transacted by it require such licensing or qualification. The jurisdictions in which the Company is incorporated and licensed or qualified to do business as a foreign corporation are set forth on Schedule 3.1. The Company has no direct or indirect Subsidiaries, either wholly or partially owned, and the Company does not hold any direct or indirect economic, voting or management interest in any Person or directly or indirectly own any security issued by any Person. True, correct and complete copies of the Certificate of Incorporation and by-laws (or similar organizational instruments), and all minutes of all meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) and stockholders, of the Company have been delivered to Purchaser. Except as set forth in Schedule 3.1, all action taken by the Boards of Directors (and all committees thereof) and stockholders of the Company is reflected in such minutes and written consents.
    Due Authorization.
      Seller and Schlatter each has full corporate power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. Seller and Schlatter each has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes legal, valid and binding obligations of each of Seller and Schlatter and each of its Related Agreements constitute (or upon execution and delivery by Seller or Schlatter, as applicable, will constitute) legal, valid and binding obligations of Seller and Schlatter, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.
      The Company has full corporate power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and its Related Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly approved by its board of directors, and no other actions or proceedings on the part of the Company are necessary to authorize this Agreement or its Related Agreements and the transactions contemplated hereby and thereby. The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes legal, valid and binding obligation of the Company and each of the Company's Related Agreements constitute (or upon execution and delivery by the Company will constitute) legal, valid and binding obligations of the Company, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.
    Consents and Approvals; Authority Relative to this Agreement.
      Except as set forth on Schedule 3.3, no consent, authorization or approval of, filing or registration with, waiver of any right of first refusal or first offer from, or cooperation from, any Governmental Authority or any other Person is necessary in connection with the execution, delivery and performance by Seller, Schlatter or the Company of this Agreement and the execution, delivery and performance by Seller, Schlatter or the Company of their respective Related Agreements or the consummation by each Seller, Schlatter and the Company of the transactions contemplated hereby or thereby.
      Except as set forth on Schedule 3.3, the execution, delivery and performance by Seller, Schlatter and the Company of this Agreement and the execution, delivery and performance by Seller, Schlatter and the Company of their respective Related Agreements, and the consummation by Seller, Schlatter and the Company of the transactions contemplated hereby and thereby, do not and will not (i) violate any Law applicable to or binding on Seller, Schlatter or the Company or any of their respective assets or properties; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Seller, Schlatter or the Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under any Contract to which Seller, Schlatter or the Company is a party or by which Seller, Schlatter or the Company or any of their respective assets or properties, are bound; (iii) permit the acceleration of the maturity of any indebtedness of Seller, Schlatter or the Company or indebtedness secured by their respective assets or properties; or (iv) violate or conflict with any provision of any of the Certificate of Incorporation or by-laws of the Company.
    Capitalization; Liens.
      The authorized capital stock of the Company consists of 3,000 shares of Common Stock, $15.00 par value per share, all of which are currently issued and outstanding and constitute the Shares. All of the Shares (i) are validly issued, fully paid and nonassessable and (ii) are, and when issued were, free of preemptive rights. Seller is the legal and beneficial owner of all of the Shares, free and clear of any and all Liens other than as set forth on Schedule 3.4(a). There are no shares of capital stock of the Company held in the treasury of the Company and no shares of capital stock of the Company are currently reserved for issuance for any purpose or upon the occurrence of any event or condition.
      Except as set forth above or in Schedule 3.4(b), there are no shares of capital stock or other securities (whether or not such securities have voting rights) of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Seller or the Company, or obligating Seller or any of its Affiliates to cause the Company, to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock or other securities (whether or not such securities have voting rights) of the Company. Except as set forth in Schedule 3.4(b), there are no outstanding contractual obligations of Seller or the Company that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of the Company or the management or operation of the Company. Except for Seller's rights as holder of Shares and except for employee benefit plans or bonus arrangements disclosed pursuant to Section 3.18, no Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Company or any component or portion thereof, or any increase or decrease in any of the foregoing.
      The assignments, endorsements, stock powers and other instruments of transfer delivered by Seller to Purchaser at the Closing will be sufficient to transfer to Purchaser the entire interest, legal and beneficial, in the Shares. Seller has, and on the Closing Date will have, full power and authority to convey good and marketable title to all of the Shares transferred by Seller, and upon transfer by Seller to Purchaser of the certificates representing such Shares, Purchaser will receive good and marketable title to such Shares, free and clear of all Liens.
    Financial Statements; Undisclosed Liabilities.
      The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position, assets and liabilities of the Company as of the dates thereof and the results of operations, revenues, expenses and cash flows of the Company for the periods covered thereby. The Financial Statements are in accordance with the books and records of the Company, do not reflect any transactions that are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
      Except as set forth in Schedule 3.5 or in the Latest Balance Sheet, the Company has no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables and accrued expenses incurred in the ordinary course of business and consistent with past practice since the date of the Latest Balance Sheet.
    No Adverse Effects or Changes.
      Except as listed on Schedule 3.6, since the date of the Latest Balance Sheet the Company has not:
        suffered any Material Adverse Effect;
        suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance) in excess of $10,000 individually or $20,000 in the aggregate which has not been repaired;
        taken any action or entered into or authorized any Contract or transaction other than in the ordinary course of business and consistent with past practice;
        sold, conveyed, assigned or otherwise transferred any of its assets or properties, except sales of inventory in the ordinary course of business and consistent with past practice;
        waived, released or canceled any material claims against third parties or debts owing to it, or any rights which have any value (in the case of debts or right with value in excess of $20,000 in the aggregate);
        made any changes in its accounting systems, policies, principles, practices or methods;
        entered into, authorized or permitted any transaction with Seller, Schlatter or any of their Affiliates;
        authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, or amended any of the terms of any such securities;
        split, combined or reclassified any shares of its capital stock, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeemed or otherwise acquired any securities of the Company;
        made any borrowings, incurred any debt (other than trade payables, draws under the Company's existing revolving line of credit and other business expenses not in excess of $10,000 in the aggregate, all of which have been made or incurred in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness to any Affiliates of the Company or other than in the ordinary course of business and consistent with past practice);
        made any loans, advances or capital contributions to, or investments in, any other Person;
        entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;
        acquired, leased or encumbered any assets outside the ordinary course of business or any assets which are material to the Company;
        made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;
        paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company or any of its directors, officers, employees or agents; or
        terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract, except in the ordinary course of business and consistent with past practice, or paid any amount not required by Law or by any Contract in excess of $10,000 in the aggregate.
    Title to Properties. Except as disclosed on Schedule 3.7, the Company has good and marketable title to, and is the lawful owner of, all of the tangible and intangible assets, properties and rights used in connection with its business and all of the tangible and intangible assets, properties and rights reflected in the Financial Statements or Schedule 3.10 (other than assets leased under the leases set forth in Schedule 3.10 and assets disposed of in the ordinary course of business since the date of such Financial Statements).
    Condition and Sufficiency of Assets.
      Except as disclosed on Schedule 3.8, all of the tangible assets and properties of the Company, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not materially interfere with the intended use thereof in the conduct of normal operations.
      The Company owns or has a right to use all the assets, properties, rights, know-how and processes that are required for or used in connection with, the operation of its business as it is presently conducted and the consummation of this transaction will not impair the Company's ownership, access or other rights in and to such assets. Such assets, properties, rights, know-how, processes and key personnel were sufficient to produce the income for the eleven (11)-month period ended November 30, 2002 as shown on the income statement for that period set forth in Schedule 1.1A.
    Real Property.
      Except as disclosed in Schedule 3.9, the Company owns the Real Property in fee simple absolute. The Real Property constitutes all of the real property interests held by the Company and required for or currently used in connection with the operation of its business as it is presently conducted. The activities carried on in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Real Property, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning or health regulations or ordinance or any other similar Law applicable to or binding on the Company or any of its assets or properties. No parcel of land included in the Real Property relies on or regularly makes use of access to the nearest public road or right-of-way over land owned by others, except where such access is by means of one or more valid recorded easements not subject to divestiture, the terms of which have been disclosed in writing to Purchaser prior to the date hereof. All covenants or other restrictions (if any) to which any of the Real Property is subject are being in all respects properly performed and observed and do not provide for forfeiture or reversion of title if violated, and the Company has not received any notice of violation (or claimed violation) thereof. Seller has delivered to Purchaser true and complete copies of copies of all reports (if any) of any engineers, environmental consultants or other consultants in their possession relating to any of the Real Property.
      Each separate parcel included in the Real Property has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, and has adequate parking facilities that meet all requirements imposed by Laws applicable to or binding on the Company or any of its assets or properties. None of the Real Property is subject to any Lien, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation that might interfere with or impair the present and continued use thereof in the usual and normal conduct of the business and operations of the Company.
      Except as disclosed on Schedule 3.9, there is no pending, or to the best knowledge of Seller and the Company, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property.
    Personal Property. Schedule 3.10 sets forth an accurate and complete list as of the date of the Latest Balance Sheet of all of the tangible personal property used by the Company in its business. Schedule 3.10 also sets forth an accurate and complete list of all leases of personal property binding upon the Company or any of its assets or properties, and all items of personal property covered thereby. All of such tangible personal property is presently utilized by such Company in the ordinary course of business. Seller has delivered to Purchaser true and complete copies of all such personal property leases.
    Computer System. Except as disclosed in Schedule 3.11, all computer hardware and software and related materials used by the Company in its business (herein collectively referred to as the "Computer System") are in good working order and condition, ordinary wear and tear excepted, and the Company has not experienced any significant defect in design, workmanship or material of the Computer System, and the Computer System has the performance capabilities, characteristics and functions necessary to the conduct of the business and operations of the Company. The use of the Computer System by the Company (including any software modifications) (i) has not violated or infringed upon and will not violate or infringe upon the rights of any third parties and (ii) has not resulted in and will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided to the Company, warranties available to the Company or rights of the Company thereunder. The Company has full and adequate user and service documentation for the Computer System.
    Inventories. Schedule 3.12 contains an accurate and complete list of all inventories of the Company as of the date of the Latest Balance Sheet, which list separately identifies all component parts, work in process and finished goods as of such date. Except as described on Schedule 3.12, each item of the inventory owned by the Company is of merchantable quality, is not obsolete and is usable and saleable in the ordinary course of business, and none of such items are held on assignment or consignment. Except as reserved against in the Closing Date Balance Sheet, all inventory owned by the Company is expected to be used or sold in the ordinary course of business within twelve (12) months of the Closing Date. Such inventories are fairly reflected in the inventory accounts on the Latest Balance Sheet in accordance with GAAP, including all appropriate reserves, and are valued at the lower of cost or market using the first-in, first-out method.
    Accounts Receivable and Advances. Schedule 3.13 contains an accurate and complete aging schedule of all Accounts Receivable as of the date of the Latest Balance Sheet and all loans and advances to third parties ("Advances") as of the date hereof. Except as disclosed on Schedule 3.13, (a) each Account Receivable represents a sale made in the ordinary course of business and arose pursuant to an enforceable Contract for a bona fide sale of goods or for services performed, and the Company has performed all of its obligations to produce the goods or perform the services to which such Account Receivable relates and (b) no Account Receivable or Advance is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof. Except as reserved against in the Closing Date Balance Sheet, all Accounts Receivable and Advances recorded on the Closing Date Balance Sheet are expected to be collectible in full within twelve (12) months of their origination.
    Intellectual Property. Schedule 3.14 is an accurate and complete list of all of the trademarks, trade names, service names, service marks, patents, copyrights (including any registrations of or pending applications for any of the foregoing) and other Intellectual Property owned by the Company (the "Owned Intellectual Property"), all Intellectual Property licensed to the Company (the "Licensed Intellectual Property") and all Contracts providing for the license of Owned Intellectual Property or Licensed Intellectual Property or otherwise relating to Owned Intellectual Property or Licensed Intellectual Property. Except as disclosed on Schedule 3.14:
      all of the Owned Intellectual Property is owned by the Company free and clear of all Liens, and is not subject to any license, royalty or other agreement, and the Company has not granted any license or agreed to pay or receive any royalty in respect of any Intellectual Property;
      none of the Owned Intellectual Property or the Licensed Intellectual Property has been or is the subject of any pending or threatened litigation or claim of infringement and, to the knowledge of Seller and the Company, there is no basis for making any such claim;
      the products assembled or sold by the Company and any process, method, part, design, material or other Intellectual Property they employ, and the marketing, performance and use by the Company of any product, service or other Intellectual Property, do not infringe or misappropriate any Intellectual Property or confidential or proprietary rights of any other Person, and neither the Company nor Seller has received any notice contesting its right to use any Intellectual Property; and
      the Company owns or possesses adequate rights in and to all Intellectual Property necessary to conduct its business as presently conducted.
    Contracts. Schedule 3.15 is an accurate and complete list of all the Contracts of the following types to which the Company is a party or by which it is bound, or to which any of its assets or properties is subject:
      any Contract, other than employment Contracts, which either (i) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $20,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $20,000, or (ii) has a term of, or requires the performance of any obligations by any party over a period in excess of, six (6) months, provided however, that customer orders set forth in Schedule 3.15 shall be as of the most recent date available;
      any Contract pursuant to which any third party agrees to perform any services for the Company that are required to be performed by the Company under any other Contract;
      any collective bargaining agreement;
      any Contract of any kind with any employee, officer or director of the Company, any of the respective Affiliates of such individuals or any other Affiliate of the Company, or any Contract or other arrangement of any kind with Seller, Schlatter or any of their Affiliates;
      any Contract with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;
      any Contract pursuant to which the Company has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);
      any indenture, credit agreement, loan agreement, note, mortgage, security agreement, loan commitment or other Contract relating to the borrowing of funds, an extension of credit or financing;
      any Contract involving a partnership, joint venture or other cooperative undertaking;
      any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company;
      any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or the Company is granted the authority to act for or on behalf of any Person;
      any Contract relating to the Computer System;
      any Contract, whether or not fully performed, relating to any acquisition or disposition of any capital stock of the Company or any predecessor in interest of the Company, or any acquisition or disposition of any subsidiary, division, line of business, material assets or real property;
      any Contract not made in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement; and
      any Contract not specified above that is material to the Company.

    Seller has delivered to Purchaser accurate and complete copies of each document listed on Schedules 3.14 and 3.15 and a written description of each oral arrangement so listed. Seller has delivered or made available to Purchaser accurate copies of each form used by the Company in the conduct of its business.

    Permits. Schedule 3.16 is an accurate and complete list of all Permits held by the Company. All the Permits so listed are in full force and effect and neither the Company nor Seller has received any notice that any such Permit may be revoked or canceled. Except for the Permits listed on Schedule 3.16, there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the businesses of the Company.
    Insurance.
      Schedule 3.17 contains an accurate and complete list of all policies of fire, liability, medical, workers' compensation, title and other forms of insurance owned, held by or applicable to the Company or any of its assets or businesses, and Seller has heretofore delivered or made available to Purchaser accurate and complete copies of all such policies, including all occurrence-based policies applicable to the Company or its assets or businesses for all periods prior to the Closing Date. All such policies are valid, in full force and effect and enforceable, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which the Company is a party. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the businesses of the Company. Except as set forth in Schedule 3.17, the Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.
      Seller has furnished or made available to Purchaser an accurate and complete list of all claims which have been made by the Company since December 31, 1999 under any workers' compensation, general liability, property or other insurance policy applicable to the Company or any of its assets or businesses. Except as set forth on such list, there are no pending or threatened claims under any insurance policy. Such claim information includes the following information with respect to each accident, loss or other event: (a) the identity of the claimant; (b) the date of the occurrence; (c) the status as of the report date; and (d) the amounts paid or expected to be paid or recovered.
    Employee Benefit Plans and Employment Agreements.
      General. Except as listed on Schedule 3.18, neither the Company nor any of its ERISA Affiliates is a party to, participates in or has any liability or contingent liability with respect to:
        any "employee welfare benefit plan" or "employee pension benefit plan" as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, other than a "multiemployer plan" (as defined in section 3(37) of ERISA) (referred to collectively hereinafter in this Section as "Plans");
        any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in section 3(3) of ERISA) (referred to collectively hereinafter in this Section as "Arrangements"); or
        any employment agreement (referred to collectively hereinafter in this Section as "Employment Agreements").
      Plan Documents and Reports. A true and correct copy of each of the Plans, Arrangements and Employment Agreements listed on Schedule 3.18 (collectively, the "Benefit Plans"), and all Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as in effect on the date hereof, has been furnished or made available to Purchaser. In the case of any Benefit Plan that is not in written form, Purchaser has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Benefit Plan has been supplied to Purchaser, and there have been no material changes in the financial condition in the respective Benefit Plans from that stated in the annual reports and actuarial reports supplied.
      Compliance With Laws; Liabilities. As to all Benefit Plans:
        All Benefit Plans comply and have been administered in form and in operation in all material respects in accordance with their terms and with all applicable requirements of law (including, in the case of any Benefit Plan which is an employee pension benefit plan, the requirements of sections 401(a) and 50(a) of the Code), and no event has occurred which will or could cause any such Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Authority questioning or challenging such compliance;
        Each Benefit Plan which is an employee pension benefit plan is the subject of a favorable determination letter issued by the IRS with respect to the qualified status of such plan under section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under section 501(a) of the Code; all amendments to any such plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter; and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a Tax under section 511 of the Code;
        none of the assets of any Benefit Plan is invested in employer securities or employer real property;
        there have been no "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and neither the Company has otherwise engaged in any prohibited transaction;
        there has been no act or omission which has given rise to or may give rise to fines, penalties, taxes or related charges under sections 502(c), 502(i), 502(l) or 4071 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable;
        there are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving the Benefit Plans or the assets thereof, and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits);
        no Benefit Plan is subject to Title IV of ERISA;
        each Benefit Plan which constitutes a "group health plan" (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under section 4980B and 414(t) of the Code or section 601 of ERISA, have been operated in compliance with applicable Laws, including the group health plan continuation coverage requirements of section 4980B of the Code and section 601 of ERISA and the portability and nondiscrimination requirements of sections 9801 and 9802 of the Code to the extent such requirements are applicable;
        actuarially adequate accruals for all obligations under the Benefit Plans are reflected in the Financial Statements;
        neither the Company nor any of its ERISA Affiliates has any liability or contingent liability under any Benefit Plan for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B (or any predecessor section thereto) of the Code; and
        there has been no act or omission that would impair the right or ability of the Company or any of its ERISA Affiliates to unilaterally amend or terminate any Benefit Plan.
      Multiemployer Plans. Neither the Company nor any of its ERISA Affiliates is a party to, participates in, contributes to, has contributed to or has any liability or contingent liability with respect to any multiemployer plan (as defined in section 3(37) of ERISA).
    Employment and Labor Matters. Schedule 3.19 contains an accurate and complete list of the names, titles or job descriptions, full-time or part time status, annual compensation or hourly rate schedule and all bonuses and similar payments made during the preceding fiscal year with respect to each and all directors, officers and employees of the Company currently employed by the Company (including any person on approved leave of absence, maternity or paternity leave, vacation, sick leave, short term or long term disability, military leave, jury duty, bereavement leave or lay off). The Company has and currently is conducting its businesses in compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. Except as disclosed on Schedule 3.19, the relationship of the Company with its employees is good and there is, and since December 31, 1999 there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty pending or threatened against or involving the Company. Except as disclosed on Schedule 3.19, none of the employees of the Company is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or since December 31, 1999 has been made to organize any employees of the Company to form or enter a labor union or similar organization.
    Capital Improvements. Schedule 3.20 describes all the capital improvements or purchases or other capital expenditures individually in excess of $25,000, and collectively in excess of $100,000, which the Company has committed to or contracted for and which have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.
    Taxes.
      Except as disclosed on Schedule 3.21, all Tax Returns have been or will be timely filed for the Company, and all other filings in respect of Taxes have been or will be timely made for the Company for all periods through and including the Closing Date as required by applicable Law. Each such Tax Return and filing is accurate and complete and the Company does not have any additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Law to be filed. All Taxes and estimated Taxes owed by the Company for all periods through and including the Closing Date have been or will be timely paid as required by applicable Law. The amounts provided as a current liability on the Financial Statements for all Taxes are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the date thereof or to any periods prior thereto and for which the Company may be directly or contingently liable in its own right or as a transferee of the assets of, or a successor to, any Person. Except as set forth in Schedule 3.21, none of the Tax Returns or other filings that include the operations of the Company has ever been audited or investigated by any Governmental Authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any Governmental Authority with respect to the taxable years covered in such Tax Returns and filings. Except as set forth in Schedule 3.21, no material issues have been raised in any examination by any Governmental Authority with respect to the business and operations of the Company which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined, and no position has been taken on any Tax Return with respect to the business or operations of the Company for a taxable year for which the statute of limitations for the assessment of any Tax with respect thereto has not expired that is contrary to any publicly announced position of a Governmental Authority or that is substantially similar to any position which a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of the Company or to the knowledge of Seller or the Company, any other taxpayer.
      All Taxes which the Company is required by Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose. All information returns required to be filed by the Company prior to the Closing Date have been or will be timely filed, and all statements required to be furnished to payees by the Company prior to the Closing Date have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete.
      The Company has not incurred any Tax liabilities other than in the ordinary course of business for any taxable year for which the applicable statute of limitations has not expired; there are no Tax Liens (other than Liens for current Taxes not yet due and payable) upon the properties or assets of the Company. The Company has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes.
      The Company is not a "United States real property holding company" as defined by Section 897(c)(2) of the Code.
      Except as set forth in Schedule 3.21, the Company is not a party to or otherwise subject to any arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.
      Except as set forth in Schedule 3.21, the Company is not subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for Federal income tax purposes. The Company is not a party to any tax sharing agreement.
      Except as set forth in Schedule 3.21, none of the assets of the Company constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which the Company is not treated as the owner for Federal income tax purposes.
      Except as set forth in Schedule 3.21, the Company has not made or become obligated to make, and the Company will not as a result of any event connected with any transaction contemplated herein become obligated to make, any payments that could be nondeductible by reason of Section 280G or 162(m) of the Code.
      Except as set forth in Schedule 3.21, the basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Company, are correct and in compliance with the Code and the regulations thereunder in all material respects.
      Except as set forth in Schedule 3.21, the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code, for any period after the Closing Date, by reason of any voluntary or involuntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).
      The Company has and does not have any liability for Taxes of any Person other than itself (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract or (iii) otherwise.
      The Company has not filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.
      The Company has not requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would affect any taxable period after the Closing Date.
      Neither the Company nor any of its Affiliates has utilized any net operating loss carry forwards since December 31, 2001.
    No Defaults or Violations. Except as disclosed on Schedule 3.22:
      the Company has not breached any provision of, or is in default under the terms of, any Contract to which it is a party or under which it has any rights or by which it is bound, no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a breach of, or a default under, any such Contract by the Company, and no other party to any such Contract has breached any provision of, or is in default under the terms of, any such Contract;
      the Company is in compliance with all Laws applicable to or binding on the Company or any of their respective assets or properties, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation under any such Law; and
      no notice from any Governmental Authority has been received by Seller or the Company claiming any violation of any Law (including any building, zoning or other ordinance) or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.
    Environmental Matters. Except as disclosed in Schedule 3.23:
      the Company is in compliance with all Environmental Laws, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any liability, obligation or Lien under any Environmental Law;
      the Company is in possession of all Environmental Permits, if any, required for the conduct or operation of its business (or any part thereof), and is in compliance with all of the requirements and limitations included in such Environmental Permits, and to the best knowledge of the Selling Parties no circumstance could be expected to prevent renewal of such Environmental Permits, for said businesses as currently conducted, on substantially the same terms and conditions;
      neither the Company (including any predecessor thereof) nor, to the best knowledge of the Selling Parties, any other person, has used, disposed of, released or managed (whether by act or omission) any Hazardous Substance in a manner that could be expected to result in the Company incurring any liability or expense, including any cleanup cost;
      no notice from any Governmental Authority or any other Person has been received by Seller or the Company claiming that any aspect of the business, operations or facilities of the Company (whether current or historical) is in violation of any Environmental Law or Environmental Permit, or that any of them is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location or that any of them is liable for exposure to any Hazardous Substance;
      neither the Company nor, to the best knowledge of the Selling Parties, any other person has disposed of any Hazardous Substances or waste into, on, or beneath the Real Property;
      the Company is not the subject of any pending or, to the best knowledge of Seller and the Company, threatened litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties or other potential liability with respect to any Environmental Law or Hazardous Substance;
      the Company has timely filed all reports and notifications required to be filed with respect to all of its properties and facilities and has generated and maintained all required records and data under all applicable Environmental Laws; and
      no condition has existed or event has occurred with respect to (i) any property that was at any time owned, operated or leased, or any direct or indirect subsidiary that was at any time owned, by the Company, any predecessor to the Company or any Person that is or was an Affiliate of the Company, which property or subsidiary has been sold, transferred or disposed or for which any lease has terminated or (ii) any predecessor to the Company, that could (in the case of either of the foregoing clauses (i) or (ii)), with or without notice, passage of time or both, give rise to any present or future liability or obligation of the Company with respect to any Environmental Law or Hazardous Substance.
    Litigation.
      Except as disclosed in Schedule 3.24, there are no actions, suits, arbitrations, proceedings, governmental investigations or other litigation pending or, to the best knowledge of Seller and the Company, threatened against or affecting the Company or any of its officers, directors, employees, agents or stockholders in their capacity as such, or any of its properties or businesses, and neither the Company nor Seller is aware of any facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 3.24, all of the proceedings, pending or threatened, against the Company are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth in such Schedule. Except as disclosed in Schedule 3.24, the Company is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. The Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Company has any continuing obligation.
      There are no claims, actions, suits, proceedings, investigations or other litigation pending or, to the best knowledge of Seller and the Company, threatened by or against Seller, the Company, or any of their respective Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and neither Seller nor the Company has any reason to believe that there is a valid basis for any such claim, action, suit, proceeding or investigation.
    No Conflict of Interest. Except as disclosed on Schedule 3.25, neither Seller nor any of its Affiliates has or claims to have any direct or indirect interest in any tangible or intangible property used in the business of the Company, except for Seller as a holder of Shares. Except as disclosed on Schedule 3.25, neither Seller nor any of its Affiliates has any direct or indirect interest in any other Person which conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, the Company, except for the ownership of less than one percent (1%) of the outstanding stock of any publicly held corporation. Schedule 3.25 contains an accurate and complete description of all such Persons, interests, arrangements and other matters.
    Bank Accounts. Schedule 3.26 sets forth an accurate and complete list of the names and locations of each bank or other financial institution at which the Company has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.
    Customers and Suppliers.
      Schedule 3.27 sets forth:
        an accurate and complete list of the twenty (20) largest customers of the Company taken as a whole, in terms of tons sold, during each of the 2000 and 2001 fiscal years and the period from January 1, 2002 to the date of this Agreement (collectively, the "Major Customers"), showing the total revenue received in each such period from each such customer;
        an accurate and complete list of the ten (10) largest (and certain additional) suppliers of the Company, in terms of purchases during each of the 2000 and 2001 fiscal years and the period from January 1, 2002 to the date of this Agreement (collectively, the "Major Suppliers"), showing the total purchases made in each such period from each such supplier; and
        an accurate and complete list of all customer complaints received by Seller or the Company during the 2001 fiscal year and the period from January 1, 2002 to the date of this Agreement or received during an earlier period that remain unresolved.
      Except as set forth in Schedule 3.27, since December 31, 1999, there has been no adverse change in the business relationship, and there has been no material dispute, between the Company and any Major Customer or any Major Supplier, and there are no indications that there will be any such adverse change or dispute or that any Major Customer or Major Supplier intends to reduce its purchases from, or sales to the Company.
    Improper and Other Payments. Except as set forth on Schedule 3.28, (a) neither the Company, any director, officer, employee, agent or representative of the Company nor any Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (b) no contributions have been made by the Company, directly or indirectly, to a domestic or foreign political party or candidate, (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made and (d) the internal accounting controls of the Company are reasonably designed to detect any of the foregoing.
    Brokers. Neither the Company, Seller nor Schlatter has used any broker or finder in connection with the transactions contemplated hereby, and neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by the Company, Seller or any of their respective Affiliates in connection with any of the transactions contemplated by this Agreement or the Related Agreements.
    Accuracy of Statements. Neither this Agreement nor any schedule or certificate furnished or to be furnished by or on behalf of Seller or the Company to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

  REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Purchaser represents and warrants to each Seller, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

    Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.
    Due Authorization. Purchaser has full corporate power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly approved by the board of directors of Purchaser, and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes legal, valid and binding obligations of Purchaser and Purchaser's Related Agreements upon execution and delivery by Purchaser will constitute legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.
    Consents and Approvals; Authority Relative to this Agreement.
      Except as set forth on Schedule 4.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby.
      Except as set forth on Schedule 4.3, the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) violate any Law applicable to or binding on Purchaser or any of its assets or properties; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Purchaser or indebtedness secured by its assets or properties; or (iv) violate or conflict with any provision of Purchaser's Certificate of Incorporation or by-laws.
    Litigation. There are no claims, actions, suits, proceedings, investigations or other litigation pending or, to the best knowledge of Purchaser, threatened by or against Purchaser or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and Purchaser has no reason to believe that there is a valid basis for any such claim, action, suit, proceeding or investigation.
    Brokers. Purchaser has used no broker or finder in connection with the transactions contemplated hereby, and none of the Company, Seller or any of its Affiliates has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Purchaser or any of its Affiliates in connection with any of the transactions contemplated by this Agreement or the Related Agreements.

  COVENANTS

    Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall take all action required of it to fulfill its obligations under the terms of this Agreement and shall otherwise use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby.
    Access to Information and Facilities.
      From and after the date of this Agreement until the Closing Date, Seller and the Company shall (i) upon reasonable notice to Seller, give Purchaser and Purchaser's representatives reasonable access to all of the facilities, properties, books, records and Contracts of the Company, (ii) upon reasonable notice to Seller, make the officers and employees of the Company available to Purchaser and its representatives as Purchaser and its representatives shall from time to time reasonably request and (ii) furnish Purchaser and its representatives with any and all information concerning the Company which Purchaser or its representatives reasonably request. From and after the date of this Agreement until the Closing Date, without limiting the foregoing, Seller and the Company shall give Purchaser and its representatives reasonable access during normal business hours and upon reasonable notice to Seller to the Real Property to perform such environmental and other tests, at Purchaser's sole expense, as Purchaser or its representatives may reasonably determine, including installing wells for testing the location, nature or degree of any groundwater contamination.
      From and after the Closing Date until the expiration or termination of the Non-Competition Period, the Company shall upon reasonable notice, give Schlatter and its Affiliates reasonable access to the Company's manufacturing facilities for the purpose of demonstrating the operation of the equipment located at the Company's manufacturing facilities to their customers and potential customers; provided that nothing herein will obligate the Company to take any actions that would unreasonably interrupt the normal course of its business or to violate any Law or the terms of any Contract to which the Company is party or to which any of its assets are subject. The Company may require that a Person enter into a confidentiality agreement, on reasonable terms and conditions, prior to providing such Person access to the Company's manufacturing facilities.
      Purchaser and Seller acknowledges that they are bound by that certain Non-Disclosure Agreement dated January 16, 2002 between Purchaser, Seller and Schlatter.
    Preservation of Business. From the date of this Agreement until the Closing Date, Seller shall cause the Company to operate only in the ordinary and usual course of business and consistent with past practice, and shall use all commercially reasonably efforts to: (a) preserve intact the present business organization and personnel of the Company, (b) preserve the good will and advantageous relationships of the Company with customers, suppliers, employees, independent contractors and other Persons material to the operation of its businesses and (c) not permit any action or omission which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller or the Company to be breached. Without limiting the generality of the foregoing, except as set forth in Schedule 5.3, prior to the Closing the Company will not, without the prior written consent of Purchaser:
        incur any obligation or enter into any Contract that would be required to be disclosed on Schedule 3.15, except in the ordinary course of business and consistent with past practice;
        take any action, or enter into or authorize any Contract or transaction, other than in the ordinary course of business and consistent with past practice;
        sell, convey, assign or otherwise transfer of any of its assets or properties, except sales of inventory in the ordinary course of business and consistent with past practice;
        waive, release or cancel any material claims against third parties or debts owing to it, or any rights which have any value with an aggregate value, in the case of debts or rights with value, in the aggregate in excess of $10,000;
        make any changes in its accounting systems, policies, principles, practices or methods;
        except as expressly permitted by Section 5.12, enter into, authorize or permit any transaction with Seller or any of its Affiliates;
        authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of the Company, or amend any of the terms of any such capital stock or other securities;
        split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any capital stock or other securities of the Company;
        make any borrowings, incur any debt (other than trade payables, draws under the Company's existing line of credit and other business expenses not in excess of $10,000 in the aggregate, all of which have been made or incurred in the ordinary course of business and consistent with past practice), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or make any payment or repayment in respect of any indebtedness to any Affiliates of the Company or other than in the ordinary course of business, consistent with past practice);
        make any loans, advances or capital contributions to, or investments in, any other Person;
        enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;
        except for capital expenditures contemplated by (xiii) below, acquire, lease or encumber any assets outside the ordinary course of business or any assets which are material to the Company;
        authorize or make any capital expenditures which individually or in the aggregate are in excess of $25,000;
        make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;
        pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suit or claim of liability against the Company or any of its directors, officers, employees or agents; or
        terminate, modify, amend or otherwise alter or change any of the terms or provisions of any Contract except in the ordinary course of business and consistent with past practice, or pay any amount not required by Law or by any Contract in excess of $10,000 in the aggregate.
    Consents and Approvals. From the date of this Agreement until the Closing Date, Seller shall use all commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including all consents and approvals required by any of the Contracts referred to in Schedule 3.3; provided, that no contact will be made by Seller or the Company (or any representative thereof) with any third party to obtain any such consent or approval except in accordance with a plan previously agreed to by Purchaser. From the date of this Agreement until the Closing Date, Purchaser shall use all commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with its performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby. Seller and the Company shall promptly make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Seller, the Company or any of their respective Affiliates pursuant to any applicable Law or Contract in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Purchaser shall promptly make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Purchaser or any of its Affiliates pursuant to any applicable Law or Contract in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.
    Maintenance of Insurance. From the date of this Agreement until the Closing Date, Seller shall cause the Company to, and the Company shall continue to carry its existing insurance through the Closing Date, and shall not, and shall cause its Affiliates not to, breach, default, termination or cancellation of such insurance policies or agreements to occur or exist that are not replaced with equivalent coverage.
    Resignation of Officers and Directors. Prior to the Closing Date, Seller shall cause each officer and member of the Board of Directors of, and each non-corporate trustee or fiduciary of any plan or arrangement involving employee benefits of, the Company to tender his or her resignation from such position effective as of the Closing.
    Supplemental Information. Prior to the Closing Date, Seller shall promptly disclose in writing to Purchaser any matter hereafter arising which constitutes, or could result in, a breach of any representation or warranty or covenant or agreement of Seller in this Agreement and/or any of the Related Agreements, or which has, or could have the effect of making any such representation or warranty of Seller untrue or incorrect in any respect. Such disclosure shall not be deemed to cure any breach of any representation or warranty for purposes of Section 6.1.
    Confidentiality. After the Closing, Seller shall, and shall cause each of its Affiliates to, maintain all non-public or confidential information relating to the Company and its operations in strict confidence and not disclose to any Person or use any such information for any purpose; provided, that such restrictions shall not apply to (a) any information which becomes publicly available after the Closing Date through no fault of Seller or any of its Affiliates, (b) any information which after the Closing is legitimately received by Seller or any of its Affiliates from a third party (provided such third party is not known by Seller or any of its Affiliates to be bound by an obligation of secrecy) and (c) any disclosure required by Law or any Governmental Authority, so long as notice of such disclosure is given to Purchaser prior to making such disclosure and Seller cooperates with Purchaser as Purchaser may reasonably request to resist such disclosure.
    Exclusivity. Prior to the Closing Date, none of Seller, the Company, or any of their respective directors, officers, employees, representatives, agents or Affiliates shall, directly or indirectly, solicit, initiate, encourage, respond favorably to, condone inquiries or proposals from, or provide any non-public confidential information to, or participate in any discussions or negotiations with, any Person (other than Purchaser and its directors, officers, employees, representatives and agents) concerning (a) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving the Company or any division of the Company, (b) any purchase or other acquisition by any Person of Shares or (c) any sale or issuance by the Company of any shares of its capital stock. Seller shall promptly advise Purchaser of, and communicate to Purchaser the terms and conditions of (and the identity of the Person making), any such inquiry or proposal received.
    Use of Name. From and after the Closing Date, neither Seller nor its Affiliates shall directly or indirectly use in any manner any trade name, trademark, service mark or logo used by the Company or any word or logo that is similar in sound or appearance to such names, marks or logos.
    Interim Financial Statements. Prior to the Closing Date, Seller shall provide to Purchaser, as soon as practicable after the end of each calendar month, unaudited financial statements of the Company, consisting of a balance sheet as of the end of such month and an income statement for that month and for the portion of the year then ended (such financial statements, "Interim Financial Statements").
    Termination of Certain Agreements. Seller and the Company shall, and agree that they shall cause their respective Affiliates to, effective as of the Closing, without any cost to, payment by or liability of the Company, terminate, rescind, cancel and render void and of no effect any and all Contracts, if any, between the Company on the one hand and Seller or any of its Affiliates (other than the Company) on the other hand; provided, that this Section 5.12 shall not apply to this Agreement or any Related Agreement, any Contract set forth on Schedule 5.12 or any Retained Indebtedness.
    Tax Matters/Financial Information.
      After the Closing, Seller shall make available to Purchaser, at Purchaser's expense, such records as Purchaser may require for the preparation of any Tax Returns, financial statements, or other similar reports or forms required to be filed by Purchaser for periods after the Closing and such records as Purchaser may require for the defense of any audit, examination, administrative appeal or litigation of any such Tax Return or other similar report or form, in each case in connection with the Company. After the Closing, Purchaser shall make available to Seller, at Seller's expense, such records as Seller may require for the preparation of any Tax Returns, financial statements, or other similar reports or forms required to be filed by Seller for periods prior to the Closing and such records as Seller may require for the defense of any audit, examination, administrative appeal or litigation or any such Tax Return or other similar report or form, in each case in connection with the Company. Seller and the Purchaser shall cooperate with one another in any such audit, examination, appeal or litigation. The parties acknowledge that the Company has scheduled audit work for January and February, 2003, together with preparation work for such audit. The costs of the audit will be paid by Seller. Purchaser will provide Seller copies of the audit for the fiscal year 2002 and will cooperate with Seller in providing access to the Company's independent accountants and any additional financial information or records relating to the pre-Closing period reasonably requested by Seller at Seller's cost and expense. Purchaser will use all commercially reasonable efforts to have audited financial statements for the fiscal year 2002 completed by the date such audit is currently scheduled to be completed.
      In each case of a jurisdiction or Tax with respect to which the Company's taxable year does not end on the Closing Date, for purposes of allocating liability for Taxes there shall be deemed a short taxable year ending on and including the Closing Date and a second deemed short taxable year beginning on and including the day after such date. Any Taxes for a taxable period beginning during the Pre-Closing Tax Period and ending after the Closing Date shall be apportioned between the Pre-Closing tax Period and the subsequent period based, in the case of property taxes, on a per diem basis, and, in the case of other Taxes, on an interim closing of the books as of the close of the Pre-Closing Tax Period.
    NOLs. Neither the Company nor any of its Affiliates will utilize any net operating loss carry forwards available to the Company as of the date hereof for the period prior to the Closing Date other than to offset any taxable income from operations generated prior to the Closing. Seller and Purchaser will mutually agree upon a plan for the repayment and/or forgiveness of debt owed by the Company to Seller and its Affiliates. The Company will not repay or forgive any such debt with out the consent of the Purchaser other than in accordance with the plan.

  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

  The obligations of Purchaser under Article II are subject to the satisfaction or waiver by Purchaser of the following conditions precedent on or before the Closing Date:

    Warranties True as of Both Present Date and Closing Date. The representations and warranties of Seller contained herein and in its Related Agreements shall have been accurate, true and correct on and as of the date hereof and of the Related Agreements, respectively, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, and except for any changes disclosed pursuant to Section 5.7 that result from activities or transactions which may have taken place after the date hereof and before the Closing and which are expressly permitted or contemplated to take place after the date hereof and before the Closing by this Agreement or the Related Agreements, shall also be accurate, true and correct on and as of the Closing Date in all material respects with the same force and effect as though made by Seller on and as of the Closing Date.
    Compliance with Agreements and Covenants. Seller and the Company shall have performed and complied with all of their respective covenants and obligations contained in this Agreement and in their Related Agreements to be performed and complied with by them on or prior to the Closing Date.
    Certificate of Compliance. Seller shall have delivered to Purchaser a certificate dated as of the Closing Date, signed by the President or Vice President of Seller, certifying as to compliance with Section 6.1 and Section 6.2.
    Consents and Approvals. Purchaser shall have received written evidence satisfactory to Purchaser that all consents and approvals set forth on Schedule 3.3 and marked with an asterisk have been obtained.
    No Material Adverse Change. No Material Adverse Change shall have occurred and no event shall have occurred which, in the reasonable judgment of Purchaser, may have a Material Adverse Effect.
    Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which (a) causes or might cause a Material Adverse Effect or (b) enjoins, restrains, prohibits or results in substantial damages in respect of, or could enjoin, restrain, prohibit or result in substantial damages in respect of, any provision of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby or any integration of any operations of the Company with those of Purchaser and its Affiliates.

  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

  The obligations of Seller under Article II are subject to the satisfaction or waiver by Seller of the following conditions precedent on or before the Closing Date:

    Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein and in its Related Agreements shall have been accurate, true and correct on and as of the date hereof and of the Related Agreements, respectively, and shall also be accurate, true and correct on and as of the Closing Date in all material respects with the same force and effect as though made by Purchaser on and as of the Closing Date.
    Compliance with Agreements and Covenants. Purchaser shall have performed and complied with all of its covenants and obligations contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.
    Certificate of Compliance. Purchaser shall have delivered to Seller a certificate of Purchaser dated as of the Closing Date, signed by the President or a Vice President of Purchaser, certifying as to compliance with Section 7.1 and Section 7.2.
    Consents and Approvals. Seller and the Company shall have received all consents and approvals set forth on Schedule 3.3 and marked with a cross.
    Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which enjoins, restrains, prohibits or results in substantial damages in respect of, or could enjoin, restrain, prohibit or result in substantial damages in respect of, any provision of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

  CLOSING

    Closing. Subject to Articles VI and VII, the Closing shall take place at the offices of Mayer, Brown, Rowe & Maw, at 1909 K. Street, N.W., Washington, D.C. 20006, at 8:00 A.M. on the later of: (i) December 30, 2002 or (ii) three (3) Business Days after the satisfaction or waiver of the conditions precedent set forth in Sections 6.4, 6.5, 7.4 and 7.5, or at such other date or location as Seller and Purchaser shall agree upon in writing. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.
    Deliveries by Seller. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller shall deliver to Purchaser the following:
      certificates evidencing all of the Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers;
      the resignations of all officers and directors of, and each non-corporate trustee or fiduciary of any plan or arrangement involving employee benefits of, the Company;
      evidence, in form satisfactory to Purchaser, that all consents and approvals set forth on Schedule 3.3 and marked with an asterisk have been obtained;
      a written statement from each Person holding a Lien (other than a Permitted Lien) upon any of the assets of the Company, or upon any Shares, confirming the repayment of the indebtedness secured thereby and the release as of the Closing Date of (i) such Lien and (ii) all obligations under any and all Contracts relating thereto;
      a certificate of the Secretary of the Company certifying resolutions of the Board of Directors of the Company approving and authorizing the execution, delivery and performance of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Company);
      a certificate of the Secretary of each of Seller and Schlatter, as applicable, certifying resolutions of the Board of Directors of Seller and Schlatter, as applicable, approving and authorizing the execution, delivery and performance of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Seller and Schlatter, as applicable);
      the Certificate of Incorporation of the Company, certified by the Secretary of State or equivalent Person of its jurisdiction of incorporation, and the by-laws or similar instrument of the Company, certified by its Secretary;
      Certificates of Good Standing for the Company from the following states: Pennsylvania and Delaware;
      an opinion, dated the Closing Date, of Moore & Bruce, LLP, counsel to the Company and Seller, in form and substance satisfactory to Purchaser and to the effect set forth in Exhibit A;
      a certification from the Company, dated no more than thirty (30) days prior to the effective time and signed by a responsible corporate officer of the Company, that the Company is not and has not been at any time during the five (5) years preceding such certification, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code;
      such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements.
    Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:
      the amounts payable to Seller at the Closing pursuant to Section 2.2;
      a certificate of Purchaser's secretary certifying resolutions of the Board of Directors of Purchaser approving this Agreement and its Related Agreements and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser);
      an opinion, dated the Closing Date, of Mayer, Brown, Rowe & Maw, counsel for Purchaser, in form and substance satisfactory to Seller; and
      such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements.

  TERMINATION

    Termination. This Agreement may be terminated at any time on or prior to the Closing Date:
      with the mutual consent of Seller and Purchaser;
      by Seller or Purchaser, if the Closing shall not have taken place on or before January 31, 2003; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) Seller if the failure of Seller or the Company to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date or (ii) Purchaser if the failure of Purchaser to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;
      by Purchaser, if there shall have been a material breach of any covenant, obligation, representation or warranty of Seller or the Company hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by Seller of a notice in writing from Purchaser specifying the breach and requesting such breach be remedied; or
      by Seller, if there shall have been a material breach of any covenant, obligation, representation or warranty of Purchaser hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by Purchaser of notice in writing from Seller specifying the breach and requesting such breach be remedied.
    Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 3.29 (brokers), 4.5 (brokers), 12.1 (expenses) and 12.10 (publicity), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior intentional breach of this Agreement.

  INDEMNIFICATION

    Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of two (2) years, except that Tax Warranties shall survive until the Tax Statute of Limitations Date, Environmental Warranties shall survive for a period of five (5) years and Title and Authorization Warranties shall survive forever.
    Indemnification by Seller. Each of Seller and Schlatter jointly and severally agrees to indemnify each of the Purchaser Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:
      any breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) any representation or warranty made by Seller in this Agreement or any Related Agreement or any document delivered by Seller at the Closing; provided, that (i) in the case of all representations and warranties, except for Title and Authorization Warranties, Environmental Warranties and Tax Warranties, a notice of the Purchaser Indemnified Party's claim shall have been given to Seller not later than the close of business on the second anniversary of the Closing Date, (ii) in the case of Environmental Warranties, a notice of the Purchaser Indemnified Parties claim shall have been given to Seller not later than the close of business on the fifth anniversary of the Closing Date and (iii) in the case of Tax Warranties, a notice of the Purchaser Indemnified Party's claim shall have been given to Seller not later than the close of business on the Tax Statute of Limitations Date; or
      any breach of or failure by Seller, Schlatter or the Company to perform any covenant or obligation of Seller or the Company set out or contemplated in this Agreement or any Related Agreement or any document delivered by Seller, Schlatter or the Company at the Closing;
      any matter set forth on Schedule 3.13 or 3.24;
      any liability, include warranty claims, related to goods sold or services provided by the Company prior to the Closing.
      any liability for Taxes of the Company attributable to the Pre-Closing Tax Period in excess of the amount specifically reserved on the Closing Date Balance Sheet.
    Indemnification by Purchaser. Purchaser agrees to indemnify each of the Seller Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:
      any breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) any representation or warranty made by Purchaser in this Agreement or any Related Agreement or any document delivered by Purchaser at the Closing; provided, that in the case of all representations and warranties, except for Title and Authorization Warranties, a notice of the Seller Indemnified Party's claim shall have been given to Purchaser not later than the close of business on the second anniversary of the Closing Date; or
      any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out or contemplated in this Agreement or any Related Agreement or any document delivered by Purchaser at the Closing.
    Claims. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, or the commencement of any suit, action or proceeding, of the type described in Section 10.5, the Indemnified Person shall give notice to the Indemnifying Person of such claim and the amount (to the extent then determinable) that the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article X except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within thirty (30) calendar days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person and the Indemnifying Person shall promptly pay to the Indemnified Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 10.2 or 10.3), and no later objection by the Indemnifying Person shall be permitted.
    Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article X except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 10.2 or 10.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss resulting therefrom, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.
    Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 10.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least thirty (30) days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding referred to in Section 10.5 that it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.
    Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.
    Purchase Price Adjustments. Any amounts payable under Section 10.2 or Section 10.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price allocated to the Shares pursuant to Section 2.2(a).

  NON-COMPETITION

    Non-Competition Agreement. Each of Seller and Schlatter agrees that from and after the Closing Date until two (2) years after the last date on which a component of the Purchase Price is based (i.e. December 31, 2012) (the "Non-Competition Period"), neither it nor any of its Affiliates will, directly or indirectly, in the United States, Canada or Mexico:
      engage in, or own, have any interest in, control, manage, serve as a director, officer or employee of, or, except as provided below, advise, act as a consultant to, render services for, receive any economic benefit from or exert any influence upon, any Person (a "Competing Person") that engages in, or is in competition with, the business presently or previously conducted by the Company; provided, that the forgoing shall not prohibit either Seller or Schlatter or any of their Affiliates from owning up to an aggregate of one percent (1%) of the outstanding shares of any class of capital stock of any publicly traded Competing Person so long as neither Seller, Schlatter nor any of their Affiliates have any participation in the management of such Competing Person; provided further, that nothing in this Article XI shall prohibit Schlatter or any of its Affiliates from offering or selling capital equipment or from providing technical support or consulting services in connection with such sales of capital equipment;
      solicit, divert or attempt to solicit or divert any Person who is on the Closing Date, or was during fiscal years 2001 or 2002, a customer or supplier of the Company;
      employ, solicit for employment or encourage to leave his or her employment, any individual who was during the two (2)-year period prior to such employment, solicitation or encouragement or is an officer or employee of the Company;
      impair, or attempt to impair, any business relationship between any third party and the Company; or
      make any statement to any third party, including the press or media, likely to result in adverse publicity for the Company or any of its Affiliates.

    In the event of a breach or violation by either Seller or Schlatter of any of the provisions of this Article XI, the Non-Competition Period shall be extended as to such Person by a period equal to (i) the length of the breach or violation of this Article XI plus (ii) the length of any court proceedings necessary to stop such breach or violation.

    Severability. If at any time any of the provisions of this Article XI shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area or scope of activity, or otherwise, then this Article XI shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Seller and Schlatter each expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
    No Limitation of Other Provisions. The provisions of this Article XI shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition by Seller or Schlatter.

  MISCELLANEOUS

    Expenses. Each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby. Seller shall pay all sales, use, stamp, transfer, service, recording and like taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of its Shares.
    Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser, Seller and the Company.
    Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) or (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:
        If to Seller or Schlatter, addressed as follows:

        Schlatter International AG

        Brandstrasse 24

        CH-8952 Schlieren

        Attention: Franz Buchmann
        Facsimile No.: 011-41-1-730-9476

        with a copy to:

        Moore & Bruce, LLP
        1072 Thomas Jefferson Street, N.W.
        Washington, D.C. 20007-3835
        Attention: Jonathon R. Moore
        Facsimile No.: (202) 965-7745

        If to the Company, addressed as follows:

        Structural Reinforcement Products, Inc.
        Box 409 A
        Forest Road
        Hazleton, PA 18201
        Attention: William Duffy
        Facsimile No.: (570) 450-2095

        If to Purchaser, addressed as follows:

    MMI Products, Inc.
    515 West Greens Road, Suite 710
    Houston, Texas 77067
    Attention: Chief Financial Officer
    Facsimile No.: (281) 876-1648

    with a copy to:

    Mayer, Brown, Rowe & Maw
    1909 K. Street, N.W.
    Washington, D.C. 20006
    Attention: Stuart P. Pergament
    Facsimile No.: (202) 263-3300

    or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

    Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties, covenants or obligations of (including indemnities by) Seller, Schlatter or the Company made or undertaken pursuant to this Agreement or any of their Related Agreements, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.
    Payments in Dollars. Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto shall be made by wire transfer in U.S. Dollars in same day or immediately available funds, without any set-off, deduction or counterclaim whatsoever; provided that Purchaser may set-off against any payments owed to Seller pursuant to Article II all amounts it, or its Affiliates reasonably believe they are owed pursuant to this Agreement or any Related Agreement.
    Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.
    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no assignment of any rights or obligations hereunder shall be made by Seller, Schlatter or the Company without the written consent of Purchaser and no assignment of any rights or obligations hereunder shall be made by Purchaser to any Person, other than to an Affiliate of Purchaser, without the written consent of Seller. Notwithstanding the foregoing, Purchaser and the Company may grant a security interest in and collaterally assign their respective rights and interests herein to their respective lenders.
    No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.
    Publicity. Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by Purchaser, Seller, Schlatter, the Company or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Purchaser and Seller, in any case, as to form, content, timing and manner of distribution or publication; provided, that nothing in this Section 12.10 shall prevent any party from (a) making any public announcement required by Law or the rules of any stock exchange so long as, if such party is Purchaser, Purchaser consults with Seller, and if such party is either Seller, Schlatter or the Company, Person consults with Purchaser, in each case as to the form, content, timing and manner of distribution or publication, (b) discussing this Agreement or its contents or the transactions contemplated hereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions or (c) enforcing its rights hereunder.
    Further Assurances. Upon the reasonable request of Purchaser, Seller, Schlatter shall on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, the Shares, and to otherwise carry out the purposes of this Agreement.
    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
    Specific Performance. Each party recognizes and affirms that in the event of breach by him or it of any of the provisions of Sections 5.2 or 5.8 or Article XI, money damages would be inadequate and the other parties would have no adequate remedy at law. Accordingly, each party agrees that the other parties shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their respective rights and the breaching party's obligations under Sections 5.2 and 5.8 and Article XI not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of Sections 5.2 or 5.8 or Article XI. If a bond is required to be posted in order for any party to secure an injunction, the parties agree that such bond need not exceed the sum of $1,000.
    Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by Law, in equity or otherwise.
    Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof, including that certain letter of intent dated October 25, 2002, as extended on November 27, 2002, except that the Non-Disclosure Agreement dated January 16, 2002 shall remain binding on Seller, Schlatter and Purchaser.
    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to agreements negotiated, executed and performed in the State of Delaware by parties resident in Delaware without giving effect to the principles of conflicts of law thereof.
    Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree that any such litigation, proceeding or other legal action may be brought in a court of competent jurisdiction located within the County of Philadelphia, Pennsylvania, whether a state or federal court; (b) agree that in connection with any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 12.17 and to service of process upon them in accordance with the rules and statutes governing service of process; (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) designate, appoint and direct CT Corporation System as their authorized agent to receive on their behalf service of any and all process and documents in any legal proceeding in the Commonwealth of Pennsylvania; (e) agree to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the Commonwealth of Pennsylvania to serve in place of such agent and deliver to the other parties written evidence of such substitute agent's acceptance of such designation; (f) agree as an alternative method of service to service of process in any litigation, proceeding or action by mailing of copies thereof to the parties at their addresses set forth in Section 12.3; (g) agree that any service made as provided herein shall be effective and binding service in every respect; and (h) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MMI PRODUCTS, INC.

By: _________________________________

Name:

Title:

STRUCTURAL REINFORCEMENT PRODUCTS, INC.

By:________________________________

Name: Charles M. Bruce

Title: Chairman

QUILNI B.V.

By: ________________________________

Name:

Title:

FOR PURPOSES OF
ARTICLE X, XI AND XII ONLY:

SCHLATTER HOLDING AG

By:_________________________________

Name:

Title:

[Stock Purchase Agreement Signature Page]